Exhibit 10.6

SHAREHOLDERS AGREEMENT

BETWEEN

GEOVIC LIMITED

And

WILLIAM A. BUCKOVIC

And

SOCIETE NATIONALE D’INVESTISSEMENT DU CAMEROUN

(ON BEHALF OF ITSELF AS A SHAREHOLDER
AND AS REPRESENTATIVE OF THE OTHER
CAMEROONIAN SHAREHOLDINGS)

09 April 2007

RELATING TO

GEOVIC CAMEROON PLC

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (“Agreement”) is made this ninth day of April of the year, 2007 between GEOVIC LIMITED, a body corporate under the laws of the Cayman Islands and a wholly-owned operating subsidiary of Geovic Mining Corporation, a company incorporated in Delaware whose shares are publicly traded on the Toronto Venture Exchange, both of which having a head office at 743 Horizon Court, Suite 300A, Grand Junction, Colorado 81506 (hereinafter referred to as “Geovic”), WILLIAM A. BUCKOVIC, an individual of United States citizenry and having an address at 2153 Castlewood Court, Grand Junction, Colorado 81503 (hereinafter referred to as “W. Buckovic”, and SOCIETE NATIONALE D’INVESTISSEMENT DU CAMEROUN, the Cameroon National Investment Company, and having an address at Place du 20 Mai, P.O Box 423 Yaoundé Cameroon, (hereinafter referred to as “SNI”), on behalf of itself as a shareholder and as the representative of the shareholdings of ANICET GUESSOU, an individual of Cameroon citizenry and having an address at P.O Box 5839, Douala, Cameroon (hereinafter referred to as “A. Guessou”), MARY GUESSOU, an individual of Cameroon citizenry and having an address at P.O Box 5839, Douala, Cameroon (hereinafter referred to as “M. Guessou”), JULIANA NDIFORCHU, an individual of Cameroon citizenry and having an address at P.O Box 4316, Douala, Cameroon (hereinafter referred to as “J. Ndiforchu”), and JEAN-MARIE ALEOKOL, an individual of Cameroon citizenry and having an address at P.O Box 1162, Yaoundé, Cameroon (hereinafter referred to as “J.M. Aleokol”), all Shareholders of Geovic Cameroon PLC (“GeoCam”) and legal owners of all Shares issued by said company as of the date of this Agreement, collectively referred to as the parties to this Agreement.

PREAMBLE

WHEREAS GeoCam is a Public Limited Company incorporated and operating under the Laws of the Republic of Cameroon;

WHEREAS GeoCam was created on the 1st of March 1995 by deed of incorporation of the ministry of Maître BISSEK EYOBO Hermine, Notary in Douala P.O Box 3294, registered as no 254 of her records, registered in the Douala Taxations Department CDI (Actes Civils) on the 06th of March 1995,Vol 01, Folio 73, Case/Bd 1024/l ; and the said Statutes were updated in conformity with the OHADA Uniform Acts and deposited for authentification with Maître NKOUE MAWAFO FONKOUA Marie Louise, Notary in Douala, P.O Box 8738, Record No 2323 of 04 February 2000, registered in Douala III (Actes Civils) on 23 February 2000, Vol 04, Folio 125 Case/Bd 1296/l, Receipt No 0027164 of 21 February 2000, which Statutes are attached hereto as Schedule A ;

WHEREAS SNI and the Cameroonian Shareholders of GeoCam have executed that certain “Management Agreement with Assignment and Shareholding Option Representing 39.5% of the Equity Capital of Geovic Cameroon S.A. held by Cameroonian Shareholders” dated 06 April 2006 wherein it is agreed that SNI shall represent the interests of the Cameroonian Shareholders in the activities of GeoCam and the conditions and modalities of the transfer to SNI of 200 of the 395 Shares previously held by the Cameroonian Shareholders are defined in the said agreement, such agreement (“SNI Management Agreement”) attached hereto as Schedule E;

WHEREAS the GeoCam Board of Directors has considered and approved such 200 Share transfer to SNI;

WHEREAS the Share capital of GeoCam is currently ten million CFA Francs (franc de la Cooperation Financière en Afrique Centrale) (10,000,000 FCFA), apportioned in Shares and respective Ownership Interest as follows:

Shareholder	Shares	Ownership Interest
Geovic	600	60.0%
W. Buckovic	05	0.5%
SNI	200	20.0%
A. Guessou	60	6.0%
M. Guessou	17	1.7%
J. Ndiforchu	59	5.9%
J.M. Aleokol	59	5.9%
Grand Total	1000	100.0%;

WHEREAS the objects of GeoCam in the Republic of Cameroon and abroad are : mining, geological, metallurgical and mineral exploration and exploitation, import and export of mineral resources and raw materials ; and generally all financial, civil, commercial and industrial operations both tangible or intangible, directly or indirectly linked to the objects or similar, connected or complimentary objects;

WHEREAS the principal activity of GeoCam is the exploitation of the cobalt-nickel and related substances in the Lomie region in East Cameroon;

WHEREAS GeoCam is the exclusive holder of the mining rights and titles resulting from the Mining Convention of the 31st of July 2002 (“Mining Convention”) and Mining Permit No 33 of 11 April 2003 (“Mining Permit”) valid for cobalt, nickel and related substances, covering a surface area of 1250 square kilometers in the East province in Cameroon, as described in Schedule B attached hereto, for a duration of 25 years renewable, subject to the fulfillment of the conditions stipulated in Article 48 of the Cameroon Mining Code;

WHEREAS since the formation of GeoCam, in connection with the nickel-cobalt mineral occurrences which were discovered by the Ministry of Mines, Water Resources and Energy of Cameroon with the support of the United Nations Development Program between 1981 and 1986, widespread field exploration and appraisal activities together with extensive laboratory studies conducted by Geovic professionals and validated by independent engineering experts resulted in the discovery of valuable Mineral deposits which are now the subject of the Mining Convention and Mining Permit granted by the government of the Republic of Cameroon;

MINDFUL of the clear will manifested by all the Shareholders to develop the cobalt-nickel mining project in Lomie, East Cameroon in a spirit of frank collaboration and transparency in the interest of all the parties and execute an equitable Shareholders Agreement;

WHEREAS the parties hereto wish to enter into this Agreement to set out the terms and conditions under which each Shareholder will hold shares in GeoCam and with respect to certain other matters relating to GeoCam;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1 INTERPRETATION

Section 1.1 Definitions.

In this Agreement, unless the context otherwise requires, the following terms shall have the specific meanings, as follows:

“Affiliate” has the meaning given to such term in the Statutes and for individuals as defined in accordance with Section 6.3 of this Agreement.

“Agreement” means this agreement and the schedules hereto, together with all amendments, supplements, restatements and replacements hereto from time to time.

“Assets” means any item of economic value owned or purchased by GeoCam that could be converted to cash, including the Properties, Minerals, Data, and all other real and corporate-owned property, tangible and intangible, including but not limited to intellectual property, the Mining Convention and Mine Permit granted by the Republic of Cameroon, existing or after-acquired properties and all contract rights held for the benefit of GeoCam.

“Balance Sheet” means a quantitative summary of GeoCam’s financial condition, including Assets and liabilities, at a specific point in time as audited by the Statutory Auditor or any subsequent auditor required by any financing institution engaged by GeoCam. The first part of a Balance Sheet shows the cost of all the productive Assets owned by GeoCam and the second part shows all the liabilities of GeoCam including debt and Shareholders equity.

“Board of Directors” means the GeoCam board of directors, as constituted in conformity with the Statutes of GeoCam and this Agreement.

“Budget” means, with respect to any particular Budget Year, a detailed estimate and schedule of all proposed Expenditures to be incurred and income to accrue during such Budget Year.

“Budget Year” means a 12-month period commencing on January 1 in any particular year and expiring on December 31 of such year.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banking institutions in Cameroon and Colorado are open for the transaction of business.

“Corporate Documents” means the minutes books, minutes from Shareholders’ and Directors’ meetings, share registry, share transfer registry and Financial Statements.

“Data” means all data and other information relating to the Properties and the Operations, including all logs and drill hole records, maps showing the location of all drill holes, all land surveys (including both maps and a listing of co-ordinates), all analytical interpretation data and information (including all chemical or other assays, all metallurgical test results, flow sheets and process flow diagrams), all geological, geophysical and geochemical records, all ore reserve and feasibility studies and all other similar records of whatever nature or kind.

“Development Area” means any area of the Properties designated as a Development Area pursuant to Section 8.4 of this Agreement.

“Development Operations” means, with respect to any particular ore body or deposit of Minerals relating to the Properties, all activities and work involved in delineating and testing any such ore body or deposit after the approval of the Feasibility Study in respect of such ore body or deposit.

“Development Program” means a Work Program and Budget for Development Operations on the Properties, or on one or more Development Areas.

“Director” means a Person who has been elected or appointed to the Board of Directors in accordance with the Statutes of GeoCam and this Agreement.

“Encumbrance” means, with respect to any particular property or asset of any Person, all liens, charges, mortgages, pledges, security interests, claims, defects of title, restrictions, deposit arrangements, voting trusts, rights of set-off, any other rights of third parties and any other encumbrances of any kind relating to such property or asset.

“Expenditures” means all costs, expenses, charges and liabilities incurred by or on behalf of GeoCam in connection with Operations.

“Exploration Area” means an area of the Properties designated as an Exploration Area pursuant to Section 9.3 of this Agreement.

“Exploration Operations” means all activities and work involved in ascertaining the existence, location, quantity, quality or commercial value of Minerals within the Properties prior to the time at which the Board of Directors determines from Data obtained during Exploration Operations that Minerals exist in sufficient quantity and are of sufficient quality to justify Development Operations.

“Exploration Program” means a Work Program and Budget for Exploration Operations on the Properties, or on one or more Exploration Areas.

“Feasibility Study” means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production. For greater certainty, the parties acknowledge and agree that the pre-feasibility report of March 2006 is not a “Feasibility Study” within the meaning of this Agreement.

“Financial Statements” means the annual audited financial statements of GeoCam, including the Balance Sheet and statements of income, retained earnings and changes in financial position according to the Governing Documents.

“General Manager” means a person appointed by the Board of Directors to carry out the general management of GeoCam and represents the company in its relations with third parties as further defined in Articles 485 through 493 of the OHADA Uniform Act Relating to Commercial Companies and Economic Interest Group and in the Statutes of GeoCam.

“Governing Documents” means the Statutes, the laws of the Republic of Cameroon, including the Mining Code and Implementation Decrees, the Mining Convention, the Mining Permit, and all laws, rules and regulations passed or adopted by OHADA.

“Laws” means, with respect to any particular Person, all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines or any provisions of such laws, including general principles of common and civil law and equity, binding on or affecting such Person.

“Mine Construction Operations” means all activities and work involved in the construction, erection, installation and equipping of a Mine and Plant within the Properties following approval of the Feasibility Study, and any substantial expansion of an existing Mine and Plant.

“Mine Construction Program” means one or more Work Programs and annual Budgets for Mine Construction Operations to be conducted on a Development Area following approval of the Feasibility Study for that Development Area and continuing until the Mine and Plant described by the Feasibility Study achieves commercial production.

“Mine and Plant” means any pits, openings, shafts and/or mine workings on the Properties, all ore extraction, milling, processing and other facilities constructed or installed (or proposed to be constructed and installed, as the context requires) on the Properties and all other property, facilities and infrastructure relating to the Properties.

“Minerals” means all metallic and non-metallic minerals and mineral substances of every nature and kind including without limitation, ores, concentrates, precipitates, beneficiated products and solutions containing such minerals and all forms in which minerals may be found, extracted or produced, as well as any bi-products thereof having present or future commercial value.

“Mining Operations” means all activities and work comprised of the mining, removing, extracting, processing, treating, milling, refining, drying and packaging Minerals and associated bi-products (in quantities larger than those required for purposes of sampling, analysis, testing or evaluation), all operations necessary to maintain a mine, and all reclamation and restoration performed upon or for the benefit of the Properties as a result of such activities and operations or otherwise required by applicable laws.

“Mining Program” means any particular Work Program and Budget relating to the Properties.

“OHADA” means the Organization for the Harmonization of Business Law in Africa (Organisation pour l’Harmonisation en Afrique du Droit des Affaires) and its associated uniform act relating to commercial companies and economic interest group.

“Ownership Interest” means the percentage interest representing the registered and beneficial ownership interest of a Shareholder in GeoCam, as such interest may from time to time be adjusted pursuant to this Agreement.

“Operations” means any one or more of Exploration Operations, Development Operations, Mine Construction Operations and Mining Operations undertaken and conducted pursuant to approved Work Programs and Budgets, preparation of Feasibility Studies and all other activities necessary or desirable in order to carry out the purpose and intent of this Agreement.

“Person” means an individual, partnership, corporation, trust, joint venture, governmental entity or other entity.

“Program” means any Exploration Program, Development Program, Mine Construction Program or Mining Program, as the case may be.

“Properties” means the mineral resource properties described in Schedule B attached hereto.

“Reports” means: (i) monthly progress reports during periods of active Operations, including statements of Revenue and Expenditures and comparisons of such Revenues and Expenditures to the approved Budget; (ii) quarterly progress reports during periods of non-active Operations; (iii) comprehensive annual reports, all prepared by the General Manager with respect to all Programs.

“Revenues” means the total amount of money received by the company for goods sold or services provided during a period including all exchange of Assets, interests, dividends and financing received.

“Shareholder” means any Person whose name is registered in the register of GeoCam as the registered owner of any Shares.

“Shares” means all shares in the capital of GeoCam and includes: (i) any shares or securities into which shares may be converted, reclassified, redesigned, subdivided, consolidated or otherwise changed; (ii) any shares or securities received by a Shareholder as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving GeoCam; and (iii) any security, other instrument or right that is convertible into or evidences the right to acquire shares in the capital of GeoCam.

“Statutes” means the statutes of GeoCam, as amended from time to time together with any amendments thereto.

“Statutory Auditor” has the meaning given in the Statutes.

“Transfer” includes any sale, assignment, transfer, gift, disposition, mortgage, charge, pledge, encumbrance or grant of security interest and any agreement, instrument or understanding to effect any of the foregoing, directly or indirectly.

“Work Program” means a detailed written plan for Operations to be conducted during a Budget Year and approved by the Board of Directors pursuant to Sections 8.2 and 8.4 of this Agreement.

Section 1.2 References

The terms “Articles” and “Section” followed by a number refer to the specified Article or Section in this Agreement unless otherwise expressly stated or the context otherwise requires.

Section 1.3 Headings

The “Article”, “Section”, “sub-section” or other headings contained in this Agreement are inserted for convenience only and will not affect the meaning or construction of any of the provisions of this Agreement.

Section 1.4 Included Words

Words importing the singular number only will include the plural, and vice versa, where the context requires.

Section 1.5 Governing Law

This Agreement will be governed by and construed in accordance with the laws of Cameroon and the laws of OHADA.

Section 1.6 Currency

All statements or references to dollar amounts in this Agreement are references to the lawful currency of the United States of America and all statements or references to FCFA (franc de la Cooperation Financière en Afrique Centrale) to the lawful currency of the Republic of Cameroon.

Section 1.7 Schedules

The schedules attached to and forming part of this Agreement are as follows:

Schedule A — Statutes of GeoCam
Schedule B — Description of the Properties
Schedule C – Corporate Documents
Schedule D – Loan and Debt Repayment Security Agreement

Schedule E – Management Agreement with Assignment and Shareholding Option Representing 39.5% of the Equity Capital of GEOVIC CAMEROON S.A. held by Cameroon Shareholders

ARTICLE 2 OBJECTS OF THE SHAREHOLDERS AGREEMENT

This Agreement shall have as its object the codification of the rights and obligations of the Shareholders of GeoCam concerning the organization of the corporate governance and the administration, management, control and financing of GeoCam in the short, medium and long term.

ARTICLE 3 SETTLEMENT OF THE GOVERNANCE AND PAST FINANCIAL SITUATION OF GEOCAM

The parties recognize that Geovic, the majority Shareholder, has incurred the expenditures necessary to carry out GeoCam activities and that these advanced expenditures are recorded in financial statements which have been or will be audited, such audited Financial Statements to be submitted by the Statutory Auditor to the Shareholders for approval at an ordinary meeting of the Shareholders.

Further, such approved expenditures are considered as GeoCam debt owed to Geovic in accordance with a Board resolution dated November 2002. The terms and conditions of such GeoCam indebtedness are specified in that certain “Loan and Debt Repayment Security Agreement” dated 01 January 2006, which will be reported by the Statutory Auditor to the Shareholders in accordance with OHADA Uniform Act Articles 440 to 442 and approved by the Shareholders at an ordinary Shareholders meeting, such agreement (“Loan Agreement”) attached hereto as Schedule D.

Regarding the expenditures referred to above and the resulting indebtedness of GeoCam, SNI shall conduct a complete due diligence analysis of the activities, costs and results of GeoCam since inception to satisfy the minority Shareholders as to the adequacy of the Mining Project and the performance of Geovic in its duties regarding the project. The SNI due diligence analysis shall be reported to Geovic for discussion by the parties and subsequent settlement of any outstanding issues.

Mindful of the legal, accounting, fiscal and financial risks that are inherent upon the absence of agreements, other than the Loan Agreement, on the commercial and financial relations between Geovic and GeoCam from 1995 to 2006, the parties hereby agree that the negotiation of such agreement(s) on the commercial and financial relations between Geovic and GeoCam shall be conducted in an urgent manner in accordance with Section 7.3(1). Any such agreement(s) that results from these negotiations shall be cognizant of and serve to reconcile any agreed deficiencies regarding the cost and conduct of past activities and, more importantly, shall put into place appropriate and equitable commercial agreements suitable for the more advanced stage of the company. The parties further agree that the modalities for services between any Shareholder and GeoCam will be concluded in accordance with Section 7.3(2).

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Shareholders

Each Shareholder represents and warrants to the others that:

(a)	it is either a corporation duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction (State or Country); or it is a private individual;

(b)

it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement, and to carry out and perform all of its obligations hereunder;

(c)	the execution and delivery of this Agreement will not violate or result in the breach of the Laws applicable or pertaining thereto or of its Governing Documents;

(d)

all necessary corporate and shareholder approvals have been obtained by such Shareholder and are in effect with respect to the transactions contemplated hereby, and no further action on the part of such Shareholder (or its directors or shareholders, if applicable) is necessary or desirable to make this Agreement valid and binding on such Shareholder;

(e)

neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(f)	this Agreement is a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;

(g)

to the best of such Shareholder’s knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, conflict with, result in the breach of or accelerate the performance required by, any agreement to which it or GeoCam is a party;

(h)

to the best of such Shareholder’s knowledge, the Shares set out opposite such Shareholder’s name in the Recitals to this Agreement are registered in such Shareholder’s name on the register of GeoCam, are the only Shares owned by such Shareholder and such Shareholder is the beneficial owner of such Shares with good title thereto, free and clear of all Encumbrances;

(i)

to the best of such Shareholder’s knowledge, the authorized capital of GeoCam consists of an unlimited number of common shares, of which 1,000 common Shares have been duly issued and are outstanding as fully paid and non-assessable at the date hereof; and

(j)

to the best of such Shareholder’s knowledge, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, right of exchange or other agreement for the purchase, subscription, allotment or issuance of any of the unissued common shares in the capital of GeoCam, other than the rights of Shareholders pursuant to the Governing Documents.

Section 4.2 Survival of Representations and Warranties

Each Shareholder acknowledges that the representations and warranties made by such Shareholder in Section 4.1 have been relied upon by each other party hereto in entering into this Agreement and will survive the execution of this Agreement; and each Shareholder will indemnify and save the other parties hereto harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach by such Shareholder of any representation, warranty, covenant, agreement or condition made by such party and contained in this Agreement. To the maximum extent permitted by applicable Laws, each party hereto will be entitled, in addition to any other remedy to which it may be entitled as a result of any breach of such representations and warranties by a Shareholder, to set off any such loss, damage or cost suffered by it as a result of any such breach against any payment required to be made by it to such Shareholder.

ARTICLE 5 SHARES AND SHAREHOLDINGS

Section 5.1 Share Certificates

All share certificates representing Shares issued by GeoCam will have the following legend endorsed thereon:

“The shares represented by this certificate are subject to the terms and conditions of a Shareholders Agreement made as of 09 April, 2007, as such agreement may from time to time be amended in accordance with the provisions thereof, a copy of which agreement is on file at the registered office of Geovic Cameroon S.A. and is available for inspection, upon reasonable notice and during normal business hours. Any Transfer made in contravention of such restrictions shall be null and void.”

Section 5.2 All Shareholders Party to Agreement

Each Shareholder (including each Person who becomes a Shareholder through a Transfer or issue of additional Shares in accordance with the provisions of this Agreement) shall, as a condition precedent to being recorded as a Shareholder on the register maintained for the Shares, execute and deliver to GeoCam a counterpart copy of this Agreement, pursuant to which such person agrees to sign and be bound by the terms and conditions hereof. Notwithstanding the above, SNI, pursuant to an agreement attached hereto as Schedule E, where it serves as management representative for the shares held by the four (4) Cameroon individual Shareholders, shall represent such Shareholders as a party to this Agreement and exercise all of the rights of the Cameroonian Shareholders under this Agreement. However, should there be any conflict between the SNI Management Agreement and this Agreement, the provisions of this Agreement shall prevail.

Section 5.3 Actions in Accordance with Agreement

To the maximum extent permitted by the Governing Documents, each of the Shareholders will exercise the votes attaching to its Shares at all times and use its best efforts to cause its nominees to the Board of Directors to act and to comply, at all times with this Agreement as far as this does not conflict with the Governing Documents. Notwithstanding the above, SNI, as management representative, shall exercise the votes attached to the shares held by the Cameroonian Shareholders.

Section 5.4 Compliance

In the event of any conflict between this Agreement and the Statutes or Corporate Documents, each of the Shareholders, or representatives of such Shareholders, will take or cause to be taken such steps and proceedings as may be required to amend such Statutes or Corporate Documents to resolve such conflict in compliance with the Governing Documents.

ARTICLE 6 RESTRICTIONS ON TRANSFER OF SHARES

Section 6.1 Restrictions on Transfer

No Shareholder will Transfer any Shares except in the manner expressly permitted in this Agreement. Neither the Board of Directors nor the Shareholders will approve or ratify any Transfer of Shares made in contravention of this Agreement. For the avoidance of doubt, nothing in this section or this Agreement shall restrict or prevent the change of control of Geovic, SNI or any other corporate shareholder.

Section 6.2 Shareholder Consent

The Shareholders hereby:

(a)	consent to any Transfer of Shares made pursuant to the provisions of this Agreement; and

(b)

agree that such consent will satisfy any restriction on the Transfer of Shares contained in the Statutes and that no further consent will be required pursuant to the Statutes or under this Agreement for any such Transfer.

Section 6.3 Transfers to Affiliates and Ascendants, Descendants and Spouses

Notwithstanding the provisions of Sections 6.1 and 6.5, a Shareholder will be entitled, upon prior written notice to the Board of Directors, to Transfer the whole or any part of its Shares to any Affiliate or ascendant (“Ascendant” meaning parent), descendant (“Descendant” meaning children) or spouse (“Spouse” meaning husband or wife) of the Shareholder. No such Transfer will become effective and GeoCam will not record such Transfer on the share register maintained for the Shares until such Affiliate, Ascendant, Descendant or Spouse executes and delivers to the Board of Directors a counterpart copy of this Agreement, agreeing to be bound by the terms and conditions hereof formerly applicable to the transferor of such Shares.

Section 6.4 Pledge of Shares to a Financial Institution

Notwithstanding the provisions of Sections 6.1 and 6.5, a Shareholder may pledge, charge, hypothecate, grant a security interest in or otherwise encumber as many of the Shares held by it, directly or indirectly, required by a financial institution or similar organization as security for a bona fide financing required for the Operations carried out by GeoCam.

Section 6.5 Right of First Refusal on Transfer of Shares

(1)

The Shareholder who intends to sell his shares to a third party following a bona fide written offer received from that third party (“Third Party Offer”) dealing at arm’s length to purchase up to all of the Shares held by such Shareholder, which Third Party Offer is acceptable to the offering Shareholder, the offering Shareholder will, prior to accepting such offer submit a written application to the Board of Directors as required by the OHADA Uniform Acts by which he makes an offer to sell such Shares at the same price and upon the same terms and conditions contained in the Third Party Offer to the other Shareholders of GeoCam. The other Shareholders will have the irrevocable right, exercisable by written notice given to the offering Shareholder within a period of thirty (30) days from the date of receipt of the notification from the offering Shareholder of the Third Party Offer, to accept the offer to purchase all but not less than all of their respective Ownership Interest of such offered Shares on the terms and conditions specified in the Third Party Offer. If less than all other Shareholders elect to purchase their Ownership Interest of such offered Shares, the remaining other Shareholders may purchase such offered Shares. The involved parties shall determine the closing of this purchase and sale of Shares;

(2)

If the other Shareholders elect not to exercise their first right of refusal to purchase the Shares, then the offering Shareholder will be entitled to sell such Shares to the third party in accordance with the Third Party Offer, provided such sale closes within ninety days of the date of receipt by the Shareholders of the notification from the offering Shareholder of the Third Party Offer, subject to approval of the Board of Directors in accordance with the Governing Documents.

(3)

The Board of Directors, before consenting to the Transfer of any such Shares pursuant to the closing of any Third Party Offer, will be entitled to require proof that the sale was completed in accordance with the Third Party Offer. The Board of Directors will refuse to permit the recording of the Transfer of such Shares if they were not sold in accordance with such Third Party Offer. Further, before the Transfer can be effected, the Board of Directors will require that any third party purchaser of such Shares execute a counterpart copy of this Agreement.

ARTICLE 7 CORPORATE GOVERNANCE OF GEOCAM

Section 7.1 Board of Directors

Section 7.1.1 Purpose and Composition of the Board of Directors

(1)	Except for such matters as shall be reserved for Shareholders of GeoCam under Governing Documents, the business of GeoCam shall be managed under the direction and leadership of the Board of Directors.

(2)

The Board of Directors of GeoCam will initially be comprised of five Directors, who will be the nominees of the Shareholders according to their Ownership Interest. However, Shareholders whose Ownership Interest is insufficient for nomination privileges, may constitute with other Shareholders or group of Shareholders to effect such group nomination. In calculating the respective nominees, a Shareholder or group of Shareholders must have greater than one-half (0.5) of such nominee to have the right to name such nominee. All such nominees shall be elected to the Board of Directors by vote of the Shareholders.

(3)

Subsequent to a decision by the Board of Directors to commence the Mine Construction Operations, the Board of Directors shall be expanded to seven (7) members. The two (2) new members of the Board of Directors shall be independent directors without any affiliation to any Shareholder. Such new members of the Board of Directors shall be appointed by the Board of Directors but must be confirmed by the Shareholders at the next scheduled ordinary Shareholders meeting in accordance with the Governing Documents. The parties to this Agreement pledge to work together to amend the Statutes, if necessary, to allow two (2) additional independent Directors.

Section 7.1.2 Resignation or Dismissal of Directors

Any Director may resign from the Board of Directors, subject to the Governing Documents, and in such event the Board of Directors shall appoint a new member of the Board of Directors to be confirmed by the Shareholders at the next scheduled ordinary Shareholders meeting in accordance with the Governing Documents, but mindful of the provisions of Section 7.1.1 above.

The Board of Directors shall, at the request of the Shareholder who nominated a particular Director, remove such Director, either with or without cause, at any time, and will ensure that a nominee of the shareholder who requested such removal is appointed to the Board of Directors to fill the vacancy caused by the removal of such Director.

Section 7.1.3 Meetings

The Board of Directors shall establish its own schedule of regular meetings, which shall be held at least quarterly at such times and places as the Board of Directors shall determine. Meetings of the Board of Directors shall take place primarily in Cameroon, but may also be held by teleconference or videoconference if so determined by the Board of Directors in its internal order. The Chairman of the Board of Directors, who shall be appointed by a simple majority vote of the Directors, shall prepare or cause to be prepared minutes of all meetings and distribute copies of such minutes to the members of the Board of Directors.

Section 7.1.4 Specialized Committees of the Board of Directors

The Board of Directors of GeoCam shall create specialized committees as the need arises, notably an audit committee.

Section 7.1.5 Remuneration

The Board of Directors shall determine a Director Remuneration program in accordance with the OHADA Uniform Acts.

Section 7.1.6 Internal Order

The parties herein agree that the Board of Directors shall elaborate, adopt and execute an Internal Order (Internal Rules and Regulations) whose goal shall be to formalize its organization and functioning, including a charter of directors, a procedure on voting in case of conflict of interests in conformity with the OHADA Uniform Acts and a procedure for the assessment of Administrators.

Section 7.1.7 Code of Ethics and Good Business Practices

The Board of Directors of GeoCam shall prepare, adopt and effectively apply a “code of ethics and good business practices” which shall apply to all activities and components of GeoCam including the Board of Directors, General Management and all Employees.

Section 7.2 General Management of GeoCam

(1)

The parties herein agree that GeoCam management shall be comprised of a General Manager and two Deputy General Managers, all of whom will be appointed in accordance with Articles 462, 470 and 485 of the OHADA Uniform Act. The majority Shareholder shall nominate the General Manager and one Deputy General Manager and the minority Shareholders shall nominate the other Deputy General Manager. The Board of Directors shall determine the job responsibilities of the deputies to capitalize on the expertise of the nominees. The Deputy General Managers shall be full-time employees of GeoCam.

(2)

The parties herein pledge to cooperate to find a dynamic balance in the composition, solidity, quality and in the renewal of the enlarged management team of GeoCam by giving priority to Cameroonian cadres, in cases of equal competence.

Section 7.3 Commercial and Financial Services Between GeoCam and Its Shareholders

(1)

The Board of Directors of GeoCam may negotiate and conclude agreements on assistance, operation and financing with certain Shareholders by virtue of their competitive advantage based on established competence, know-how and expertise.

(2)	The price for services of the abovementioned agreements must be on reasonable commercial terms in conformity with arm’s length principles and the OHADA Uniform Acts.

Section 7.4 Special Rights of Shareholders

Notwithstanding the OHADA provisions relating to commercial companies concerning the right of Shareholders to have information relating to the activities of the company, special rights of Shareholders are also provided as follows:

(1)

Access to Properties: The General Manager shall regulate access to the properties, subject only to the right of a Shareholder to have access to the Properties at its own risk and expense at all reasonable times for the purpose of inspecting the work being performed thereon provided that such Shareholder does not interrupt, obstruct or interfere with the Operations or the activities of the General Manager.

(2)

Access to Reports, Records and Data: The General Manager shall make available to any Shareholder, all reports, Data, books and account records maintained or caused to be maintained by GeoCam, and in any case, will permit any shareholder, at its own expense during normal business hours, to review, inspect or audit, for other than required Statutory Audit, any or all of the reports, books and account records maintained or caused to be maintained by GeoCam pursuant to this Agreement.

ARTICLE 8 STRATEGY, WORK PROGRAMS AND BUDGETS

Section 8.1 Strategy on Development and Exploitation of the Properties

The Board of Directors will develop an appropriate strategy for exploration, development and exploitation of the properties taking into account funding availability, marketing conditions and other elements of the business and political environment. This strategy, which shall be amended and adopted from time to time, shall permit the definition of the objectives, plans of action and the necessary resources for its implementation.

Section 8.2 Work Programs and Budgets

Within the framework of the strategy adopted by the Board of Directors from time to time, the General Manager shall, in accordance with procedures established by the Board of Directors, prepare and cause to be submitted to the Board of Directors all Work Programs and Budgets for each Budget Year no later than thirty (30) days before the commencement of such Work Program or Budget Year, and shall thereafter prepare and submit to the Board of Directors revised, supplemented or amended Work Programs and Budgets, if any. Each such proposed Work Program and Budget (or revised, supplemented or amended Work Programs and Budgets) shall be in such form and detail as the Board of Directors may require.

Section 8.3 Funding for Work Programs and Budgets

The Board of Directors shall determine the appropriate funding mechanism to provide the working capital to carry out any such approved Work Program and Budget pursuant to the provisions of Article 9.

Section 8.4 Designation of Exploration and Development Areas

Within the framework of the strategy adopted by the Board of Directors from time to time, the General Manager may at any time and from time to time propose to divide the Properties into such number of project areas as deemed expedient and desirable and may designate one or more such project areas as an Exploration Area or a Development Area. An Exploration Area or a Development Area will consist of a logical unit of contiguous land for Exploration or Development Operations. The General Manager shall submit these proposed areas to the Board of Directors for consideration.

Section 8.5 Review and Approval of Proposed Work Programs and Budgets

Not earlier than fifteen (15) days, but not later than thirty (30) days following the submission of any proposed Work Program and Budget or revised, supplemented or amended Work Program and Budget, the General Manager will convene a meeting of the Board of Directors, to review and, if appropriate, approve the submitted proposal. Operations will only be performed under Work Programs and Budgets (or revised, supplemented or amended Work Programs and Budgets) approved by the Board of Directors.

Section 8.6 Feasibility Study

At any time following the designation of a Development Area, the Board of Directors may authorize the completion of a Feasibility Study on such terms and conditions as the Board of Directors determines appropriate in respect of such Development Area, and, upon completion, such Feasibility Study shall be submitted to the Board of Directors for approval. If the Feasibility Study is approved by the Board of Directors, the General Manager will prepare and submit to the Board of Directors a Mine Construction Program consistent with the Feasibility Study to commence no later than the beginning of the next ensuing Budget Year or as soon thereafter as practicable.

Section 8.7 Budget Overruns, Program Changes, Emergencies and Unexpected Expenditures

The Board of Directors will establish a policy for dealing with budget overruns, program changes, emergencies and unexpected expenditures.

ARTICLE 9 FINANCING OF GEOCAM

Section 9.1 Financing Strategy

(1)

The Board of Directors shall devise and adopt a strategy for future GeoCam financing. This strategy shall consider short, medium and long term corporate requirements based primarily on one or a combination of 3 (three) types of complementary financing :

(a)	equity financing in the form of Shareholders participation in the capital and later-on in the form of reserves or undistributed benefits ;

(b)

quasi equity financing in the form of remunerated current account advances or in the form of loans by Shareholders based on expressly negotiated and signed agreements duly approved by the Board of Directors;

(c)

external debt in the form of ordinary bank loans or project financings obtained on expressly negotiated and signed agreements duly approved by the Board of Directors. In addition to the types of financing outlined above, the Board of Directors will also consider other financing mechanisms including, but not limited to, joint venture earn-ins, partial sales of the company, forward Mineral sales contracts, etc.

(2)

Until such time as GeoCam arranges project financing, which will include elements of both equity and debt, the financing of GeoCam will necessarily rely on equity and/or quasi equity financing pursuant to the provisions of this Agreement.

Section 9.2 General Financing Procedure

During the Board of Directors meeting at the last quarter of each fiscal year that considers the Annual Work Program and Budget for the upcoming fiscal year, the Board of Directors shall consider and adopt the necessary financing mechanism to secure the working capital to carry out such Annual Work Program and Budget within the framework of the strategy developed pursuant to Section 9.1. If the Board of Directors determines that an increase in capital is necessary to provide some or all of the necessary working capital to fund the Annual Work Program and Budget, it shall convene an extraordinary Shareholders meeting for this purpose in the manner described for the initial increase in share capital as stipulated in Section 9.3 below.

Section 9.3 Initial Increase in Share Capital

Within ninety (90) days of the execution of this Agreement, the Board of Directors shall convene an extraordinary Shareholders meeting to approve an increase in Share capital pursuant to Articles 562 through 580 of the OHADA statutes. The parties acknowledge that the new shares (“New Shares”) shall be paid up in cash or, partially or in whole, by due claims on the company in accordance with OHADA Article 562.

ARTICLE 10 REVENUES, DEBTS AND DISTRIBUTION

Section 10.1 Priority to the Repayment of External Financing

The Board of Directors of GeoCam shall accord priority to the repayment of external financing in the allocation of cash flow.

Section 10.2 Repayment of Quasi-Equity and the Distribution of Dividends

(1)

Mindful of the priority reserved to external financing, the parties herein agree that the repayment of quasi-equity financing and/or accrued interest and loans attributable to Loan Agreements made to GeoCam, shall also have priority and be paid in any business year, subject to an amortization schedule(s) approved by the GeoCam Board of Directors.

(2)	The Board of Directors shall determine annually the policies for the constitution of reserves and distribution of any dividends from the remaining available funds.

ARTICLE 11 SALE OF PRODUCTS

Subject to any hedging requirements imposed under any project financing arrangement, the General Manager, under direction of the Board of Directors of GeoCam, shall cause Minerals produced from the Mining Operation to be sold for the account of GeoCam. If GeoCam produces any valuable mineral product other than refined metals or a concentrate containing metals, the General Manager shall sell such other products on a commercially reasonable basis. The Board of Directors shall approve all sales agreements.

ARTICLE 12 MODIFICATION OF THE STATUTES

The parties herein agree that a review of the Statutes of GeoCam shall be conducted in view of modifying and completing the dispositions that are contrary to this Agreement and the OHADA Uniform Acts.

ARTICLE 13 CONFIDENTIALITY

Section 13.1 Confidentiality

The terms and conditions of this Agreement and all Work Programs and Budgets, Data, Reports and all other information arising as a result of the conduct of Operations is the exclusive property of GeoCam and will be treated as confidential by each party hereto and, subject to Section 13.3, will not be disclosed by any party hereto to any third party or to the public without the prior written consent of the other parties hereto as to the form and content of such disclosure, which consent will not be unreasonably withheld. Notwithstanding the above, SNI shall be free to disclose confidential information to the four Cameroonian Shareholders whose Shares are being managed by SNI. However, these confidentiality provisions also bind the four Cameroonian Shareholders.

Section 13.2 Public Announcements

Except as required by applicable Laws (including any files and regulations of any securities commission, stock exchange or other regulatory authority having jurisdiction over a party hereto), no party hereto, other than the Chairman of the Board of Directors or his designate, will make any announcement, press release or public statement relating in any manner to this Agreement or Operations without first furnishing the proposed text thereof to the other parties hereto. Except as required by applicable Laws, each party hereto will have three (3) Business Days after receipt of the proposed text to provide comments, failing which such party hereto will be deemed to have consented to such disclosure.

Section 13.3 Exceptions

Consent to disclosure of information pursuant to Section 13.1 and Section 13.2 will not apply to the following:

(a)

disclosure of information to an Affiliate, employee, contractor, subcontractor, consultant or professional that has a bona fide need to be informed and that agree to be bound by the terms of Section 13.1 above;

(b)	disclosure of information to a third party to whom the disclosing party contemplates a Transfer of all or part of its Ownership Interest, Shares and rights under this Agreement;

(c)

disclosure of information to a third party for purposes of arranging financing for a party’s contributions pursuant to this Agreement provided that such third party gives its undertaking to the other parties that such information will be kept confidential and not disclosed to others; and

(d)	disclosure of information which is part of the public domain other than as a result of a breach of this Agreement.

Section 13.4 Duration of Confidentiality

The provisions of this Article will apply during the term of this Agreement and for two years after the earlier of the date on which this Agreement is terminated and the date on which such Person ceases to be a party hereto.

ARTICLE 14 GENERAL PROVISIONS

Section 14.1 Notices

(a)

Any notice or communication to be given under this Agreement may be effectively given by delivering such notice to the parties to this Agreement, at the address set forth below such Person’s name on the applicable signature page of this Agreement by one of the following means: registered mail with evidence of receipt, courier delivery with evidence of receipt or facsimile transmission with written confirmation of transmission. Any notice so delivered will be deemed to have been received by the applicable person: (i) if delivered by courier, on the date delivered; (ii) if sent by registered mail requiring proof of service, on the day on which it is recorded on the evidence of receipt; and (iii) if transmitted by facsimile, on the day of transmission if such day is a Business Day and otherwise on the Business Day next following such day of transmission.

(b)

Any party hereto may from time to time change its address, by written notice to each other party hereto in accordance with the terms hereof, after which time, until changed by like notice, will be the address of such party for all purposes of this Agreement.

Section 14.2 Enurement

This Agreement will be binding upon and enure to the benefit of each of the parties hereto and their respective heirs, successors and permitted assigns. No party hereto shall assign all or any part of its rights or obligations under this Agreement except in conjunction with a Transfer of Shares in accordance with Article 6.

Section 14.3 Duration of Agreement

This Agreement shall remain in effect until the earliest of the following events:

1.	Declaration of bankruptcy of GeoCam;
2.	Sale of GeoCam to a third party; or
3.	Unanimous consent of the Shareholders of GeoCam.

Section 14.4 Arbitration

Any dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination, or invalidity of this Agreement shall be referred to arbitration conducted under OHADA arbitration procedures with these exceptions: such arbitration proceedings to be held in Paris, France or London, England; and such proceedings to be conducted in both the English and French languages. The decision of such arbitrators shall be final and binding on the parties hereto.

Section 14.5 Further Assurances

The parties hereto will from time to time do, make and execute all such documents, acts, matters and things as may be reasonably required in order to give effect to this Agreement.

Section 14.6 Severability

Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, will not invalidate the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and replaces and supersedes all prior agreements, memorandum, correspondence, communications, negotiations and representations, whether oral or written, expressed or implied, or otherwise with respect to the subject matter herein.

Section 14.8 Amendments

No supplement, modification, amendment, waiver or termination of this Agreement will be binding unless executed in writing by all Parties hereto.

Section 14.9 Counterparts

This Agreement in both languages (French and English) may be executed in any number of counterparts, each of which will be considered to be an original and together will constitute one and the same document. An original signed copy of this Agreement will be provided to each party to this Agreement.

Section 14.10 – Election of Domicile

The parties herein elect domicile, for corporate persons, in their respective head offices and for physical persons, in their respective addresses mentioned herein.

ARTICLE 15 MANAGEMENT OF SHAREHOLDERS AGREEMENT

The implementation, execution and management of this Agreement is entrusted to a Shareholders committee (“Shareholders Committee”) created herein for this purpose.

The Shareholders Committee shall be comprised of one member of Geovic and one member of SNI. The members shall meet as often as possible but at least once every six (6) months. Shareholder Committee meetings may be held in person or by teleconference or videoconference.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the year and date set forth on the first page of this Agreement, signed in seven original copies in English and French, both the English and French versions being authentic.

By: ________________________________________________ GEOVIC LTD. Name: Title: ________________________________________________ William A. Buckovic Societe Nationale D’Investissement Name: Title:

SCHEDULE A STATUTES OF GEOCAM

SCHEDULE B DESCRIPTION OF THE PROPERTIES

The Mining Permit granted to GEOCAM consists of a single polygonal block whose geographic references are as follows:

GEOGRAPHIC REFERENCES
POINTS	EAST	NORTH
1	13°59’43,7’’	3°15’00,3’’
2	13°47’03 ,4’’	3°14’49,6’’
3	13°47’02,5’’	3°29’57,7’’
4	13°58’37,6’’	3°29’56’’
5	14°09’21,3’’	3°22’46,6’’
6	14°13’45,9’’	3°22’46,8’’
7	14°13’57,7’’	2°53’46,1’’
8	14°08’11,9’’	2°53’40’’
9	13°56’54,8’’	2°49’19,6’’
10	13°56’54,5’’	2°42’41,9’’
11	13°51’41,3’	2°42’24,6’’
12	13°51’05,7’’	2°49’21,6’’
13	13°56’55,3’’	2°4922,5’’
14	14°08’12,4’’	2°53’41,9’’
15	14°08’10,1’’	3°01’32,3’’
16	14°05’25’’	3°01’32,3’’
17	14°05’23,3’’	3°19’27,3’’
18	13°59’43,1’’	3°24’33,7’’

The total area contained within the above-described area is 163,100 hectares.

SCHEDULE C

CORPORATE DOCUMENTS

SCHEDULE D

LOAN AND DEBT REPAYMENT SECURITY AGREEMENT

SCHEDULE E

MANAGEMENT AGREEMENT WITH ASSIGNMENT AND
SHAREHOLDING OPTION REPRESENTING 39.5% OF THE EQUITY
CAPITAL OF GEOVIC CAMEROON S.A. HELD BY CAMEROON
SHAREHOLDERS